Exhibit 10.41
NCC STOCK OPTION AGREEMENT
Non-Incentive Stock Option 2004 LTCE Plan
NATIONAL CITY CORPORATION
Stock Option Agreement – Non-Incentive Stock Option
          WHEREAS, the individual identified as Optionee (“Optionee”) on the cover sheet that is attached hereto and hereby made a part hereof (“Cover Sheet”) is an officer and key employee of National City Corporation (hereinunder called the “Corporation”) or of a Subsidiary; and
          WHEREAS, the execution of an Option Agreement in the form hereof has been duly authorized by a resolution of the Compensation and Organization Committee (hereinafter called the “Committee”) of the Board of Directors of the Corporation (hereinafter called the “Board”) duly adopted on the date listed on the Cover Sheet as “Grant Date”;
          NOW, THEREFORE, the Corporation hereby grants to the Optionee, pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan, Effective January 1, 2005 (hereinafter called the “Plan”) an Option (hereinafter called the “Option”) to purchase the number of shares of its common stock, par value $4.00 per share (“Common Stock”), listed on the Cover Sheet as “Shares Granted” at the per share exercise price set forth on the Cover Sheet as the “Option Price” and agrees to cause certificates for any shares purchased hereunder to be delivered to the Optionee upon receipt of payment of the Option Price, all subject, however, to the terms and conditions of the Plan and as hereafter set forth.
          1. (a) The Option (until terminated as hereinafter provided) shall be exercisable only to the extent of [insert vesting schedule] ; provided, however, that the Option (until terminated as hereinafter provided) shall become immediately fully exercisable upon the occurrence of any of the following:
          (i) in the event of a Change in Control;
          (ii) the Optionee ceases to be an employee of the Employers by reason of the Optionee’s death or retirement at or after the age of 62 with 20 or more years of service or retirement at or after the age of 65 with 5 or more years of service [or retirement with the Committee’s approval at or after the age 55 with 20 years of service]; or
          (iii) the Optionee ceases to be an employee of the Employers by reason of action initiated by the Employers other than a termination for Cause (as hereinafter defined) and where the Optionee has executed a release, releasing the Employers from any liability associated with or arising out of Optionee’s employment or termination of employment (“Negotiated Termination”).
          (b) To the extent exercisable, the Option may be exercised in whole or in part from time to time, so long as the number of shares exercised satisfies a minimum that the Corporation may establish from time to time.
          (c) For the purposes of this Option Agreement “Cause” means that, prior to any termination, the Optionee shall have committed:
          (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Employers;
          (ii) an intentional wrongful damage to property of Employers; or
          (iii) an intentional wrongful disclosure of secret processes or Confidential Information of any of the Employers, as hereinafter defined.
          (d) For purposes of this Option Agreement, no act or failure to act on the part of the Optionee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Optionee not in good faith and without reasonable belief that his action or omission was in the best interest of the Employers.
          2. The Option shall terminate on the earliest of the following dates:
          (a) three years after the death of the Optionee;
          (b) ten years from the Grant Date, if the Option is exercisable under any of the provisions of Section 1 hereof at the time the Optionee ceases to be an employee of the Employers by reason of retirement at or after the age of 55 with 10 or more years of service or after the age of 65 with 5 or more years of service;
          (c) immediately, upon the termination of employment of the Optionee with the Employers for any reason other than death as set forth in Subsection 2(a), retirement as set forth in Subsection 2(b) or a Negotiated Termination as set forth in Subsection 2(d), if such termination arises prior to a Change in Control;
          (d) [insert time period from termination] from the termination of employment of the Optionee with the Employers by reason of a Negotiated Termination if (i) Subsection 2(b) is not applicable and (ii) the termination of employment occurs prior to a Change in Control;
          (e) twelve months from the termination of employment of the Optionee with the Employer following a Change in Control if Subsection 2(b) is not applicable;
          (f) ten years from the Grant Date; or
          (g) in the event the Optionee shall intentionally commit an act materially inimical to the

NCC STOCK OPTION AGREEMENT
Non-Incentive Stock Option 2004 LTCE Plan
interests of the Employers, and the Committee shall so find, the Option shall terminate at the time of such act, notwithstanding any other provision of this Option Agreement.
          3. Nothing contained in this Option Agreement shall confer upon the Optionee any right to continued employment with the Employers, nor shall it interfere in any way with the right of the Employers to terminate the employment of the Optionee at any time, with or without Cause.
          4. The Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.
          5. (a) In connection with each exercise of the Option, arrangements satisfactory to the Corporation shall be made by the Optionee for the payment of any withholdings required by federal, state, local, or foreign income tax laws.
          (b) Subject to the restrictions set forth below, the Optionee is hereby granted the right to elect to satisfy, in whole or in part, the Optionee’s withholding obligations as required by federal, state, local, or foreign income tax laws by (i) having the Corporation withhold shares of Common Stock subject to the Option having a value equal to or less than the minimum applicable amounts required to be withheld and/or (ii) delivering to the Corporation shares of Common Stock owned by the Optionee having a value equal to or less than the minimum applicable amounts required to be withheld (the “Election”). For purposes of this Subsection 5(b), the value of shares of Common Stock to be withheld or delivered by the Optionee shall be based upon the Market Value per Share on the date that the amount of the tax or taxes to be withheld is determined. Shares of Common Stock withheld pursuant to clause 5(b)(i) will not thereafter be available for exercise under the Option.
          (c) To exercise the Election, the Optionee (i) must make the Election to have shares withheld or to deliver already owned shares on the date that the Optionee exercises the Option and (ii) must make the Election in writing on a form provided by the Corporation. The Election is irrevocable by the Optionee and is subject to disapproval by the Committee. Additionally, if the Optionee is subject to Section 16(b) of the Securities Act of 1934, as amended (the “Exchange Act”), the Election is subject to compliance with Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
          6. The Option Price shall be payable:
          (a) in cash or by check acceptable to the Corporation;
          (b) by exchanging previously acquired shares of Common Stock of equivalent Market Value on the date of exercise, with a value equal to the total Option Price for the portion of the Option exercised; or
          (c) by a combination of (a) and (b).
          7. The Committee may make such adjustments in the number and kind of shares subject to the Option and the price per share as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing. No adjustment provided for in this Section shall require the Employers to sell a fractional share.
          8. Optionee acknowledges and agrees that in the performance of his duties of employment with the Employers he may be in contact with customers, potential customers and/or information about customers or potential customers of the Employers either in person, through the mails, by telephone or by other electronic means. Optionee also acknowledges and agrees that trade secrets and Confidential Information of the Employers, as defined in Subsection 8(c) of this Option Agreement, gained by Optionee during his employment with the Employers, have been developed by the Employers through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Employers. Optionee further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Employers’ businesses that Optionee not divert business or customers from the Employers and that the Optionee maintain the confidentiality and integrity of the Confidential Information as hereinafter defined:
          (a) Optionee agrees that he will not, during his employment by the Employers and for a period of one year after such employment ends, no matter how terminated (the “Business Protection Period”):
     (i) directly or indirectly solicit, divert, entice or take away any customers, clients, businesses, patronage or orders from any customers, clients or businesses with whom the Optionee has had contact, involvement or responsibility during Optionee’s employment with the Employers, or attempt to do so, on behalf of any person ( including Optionee), firm, association, or corporation for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by the Employers,
     (ii) directly or indirectly solicit, divert, entice or take away any potential customer identified, selected or targeted by the Employers with whom the Optionee has had contact, involvement or responsibility during Optionee’s employment with the Employers, or attempt to do so, for the sale of any product or service that is the same, similar to, or a substitute for, any product or service offered by the Employers, or
     (iii) accept or provide assistance in the accepting of (including, but not limited to, providing any service, information, assistance or other facilitation or other involvement) business, patronage or orders from customers or any potential customers of the Employers with whom

NCC STOCK OPTION AGREEMENT
Non-Incentive Stock Option 2004 LTCE Plan
Optionee has had contact, involvement or responsibility on behalf of any person ( including Optionee), firm, association, or corporation.
Nothing contained in this Subsection 8(a) shall preclude Optionee from accepting employment with a company, firm, or business that competes with the Employers so long as the Optionee’s activities do not violate the provisions of clauses 8(a)(i), 8(a)(ii) or 8(a)(iii) above or any of the provisions of Subsections 8(b) and 8(c) below.
     (b) Optionee agrees that he will not directly or indirectly at any time during or after the term of this Option Agreement solicit, induce, confer or discuss with any employee of the Employers or attempt to solicit, induce, confer or discuss with any employee of the Employers the prospect of leaving the employ of the Employers, termination of his or her employment with the Employers, or the subject of employment by some other person or organization. Optionee further agrees that he will not directly or indirectly at any time during or after the term of this Option Agreement hire or attempt to hire any employee of the Employers.
     (c) Optionee will keep in strict confidence, and will not, directly or indirectly, at any time during or after the term of this Option Agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with the Employers) any trade secrets or confidential business or technical information of the Employers or their customers (the “Confidential Information”), without limitation as to when or how Optionee may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to the Employers’ customers or prospective customers, the Employers’ customer lists, contract information including terms, pricing and services provided, information received as a result of customer contacts, the Employers’ products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which the Employers may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Optionee. Optionee specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Optionee and whether compiled by the Employers and/or Optionee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Employers to maintain the secrecy of such information, that such information is the sole property of the Employers and that any retention and use of such information during or after the Optionee’s employment with the Employers (except in the course of performing his duties of employment with the Employers) shall constitute a misappropriation of the Employers’ trade secrets. Optionee further agrees that, at the time of termination of his employment he will return to the Employers, in good condition, all property of the Employers, including, without limitation, the Confidential Information. In the event that said items are not so returned, the Employers shall have the right to charge Optionee for all reasonable damages, costs, attorney’s fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. If the Optionee is requested or required (either verbally or in writing) to disclose any Confidential Information, he shall promptly notify the Employers of this request and he shall promptly provide the Employers with a copy of the written request or a description of any verbal request so that the Employers may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Optionee may furnish only that portion of the Confidential Information that he legally required to disclose.
          9. During the Business Protection Period (and for any extended period as provided in Section 10 below) Optionee agrees to communicate the contents of this Option Agreement to any person, firm, association, or corporation that Optionee intends to be employed by, associated with, or represent.
          10. If it shall be judicially determined that Optionee has violated any of his obligations under Section 8 of this Option Agreement, then the period applicable to the obligation which he shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which said violation(s) occurred.
          11. For purposes of this Option Agreement, the continuous employ of the Optionee with the Employers shall not be deemed interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Employers by reason of the transfer of his employment among the Employers. Also a leave of absence approved by an Executive Officer for illness, military or governmental service or other cause shall be considered as employment.
          12. Delivery by the Employers of a certificate or certificates for shares of Common Stock may be deferred for such reasonable time after payment for such shares as shall be necessary to conform to any applicable law or governmental regulation relating to the Option or to the issuance or delivery of Common Stock on exercise hereof.
          13. Any contrary provision hereof notwithstanding, the Option shall not be exercisable by, and the Corporation shall not be obligated to sell or deliver any Common Stock subject thereto, to a resident of any country other than the United States of America and unless and until such Common Stock and the sale thereof pursuant

NCC STOCK OPTION AGREEMENT
Non-Incentive Stock Option 2004 LTCE Plan
to the Option has been registered or otherwise qualified under applicable state and federal laws or regulations or confirmation of exemption from such state or federal laws or regulations shall have been obtained and such registration or qualification or exemption shall continue to be effective, all as the Corporation shall, in its sole discretion, determine to be necessary or advisable. The Corporation shall use its reasonable best efforts to maintain registration and applicable qualification of such Common Stock and the sale thereof with the Securities and Exchange Commission and applicable state regulatory agencies; provided, however, that the Corporation shall have no obligation to register or qualify such Common Stock under the laws of any non-United States of America jurisdiction.
          14. All capitalized terms used but not defined in this Option Agreement shall have the meanings ascribed to such terms as set forth in the Plan.
          15. Optionee acknowledges and agrees that the remedy at law available to the Employers for breach of any of Optionee’s obligations under this Option Agreement would be inadequate, and agrees and consents that in addition to any other rights or remedies that the Employers may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in Sections 8 through 10 of this Option Agreement, without the necessity of proof of actual damage.
          16. If at any time during the Repayment Period (as hereinafter defined) the Optionee
          (a) violates any of the provisions contained in Sections 8 or 9 of this Option Agreement, and/or
          (b) competes with the Employers within the continental United States (the “Restricted Territory”), then (i) the Option granted pursuant to this Option Agreement then outstanding to the Optionee shall terminate immediately, and (ii) the Optionee shall be required to immediately reimburse the Corporation in an amount equal to any gain realized by the Optionee (determined as of the exercise date) with respect to the exercise of the Option, whether in whole or in part, within the Repayment Period. The Optionee agrees that payment will be liquidated damages and is not to be construed in any manner as a penalty. The “Repayment Period” shall mean a period commencing one year prior to the Optionee’s last day of active employment by the Employers and ends (i) one year after the last day of active employment of the Optionee with the Employers or (ii) if the Optionee receives any severance benefits at the time of Optionee’s separation from active employment pursuant to any plan or agreement with the Employers, then at the end of any Salary Continuation Period. For purposes of this Section “Salary Continuation Period” means the period of time during which Optionee receives a continuation of Optionee’s salary after Optionee’s last day of active employment or if the Optionee receives a lump sum payment, the number of months following Optionee’s end of active employment equal to the Optionee’s lump sum payment attributable to salary divided by the Optionee’s then current monthly salary rounded up to the nearest whole number.
          Optionee and National City agree that the term “compete” or “competing” shall mean any situation where the Optionee:
          (1) directly or indirectly, provides or is responsible for any products, services or support with respect to any products, services or support that Optionee provided or was responsible for providing, directly or indirectly, at any time during his last 3 years of employment with the Employers or any of the Employers predecessors; and
          (2) (i) enters into, engages in, becomes an employee of, is retained as an independent contractor for, or acquires an ownership interest of more than one percent (1%) of any business that competes with any of Employers’ businesses in the Restricted Territory; or
          (ii) promotes or assists, financially or otherwise, any person, firm, association or corporation engaged in any business that is the same as, similar to, or a substitute for, any product or service offered by the Employers’ businesses.
          For the purposes of this Section, Optionee understands and agrees that he will be competing if he engages in any or all of the activities set forth herein directly as an individual on his own account, or indirectly, including, but not limited to, as a partner, member, manager, joint venturer, employee, agent, independent contractor, salesman, consultant, officer and/or director of any firm, corporation, partnership or company that engages in any or all of the activities set forth in this Section, or as a equity holder of any entity or corporation that engages in any or all of the activities set forth in this Section in which Optionee, his spouse, or parent beneficially owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding equity.
          This Section 16 shall be inapplicable to the Optionee upon a Change in Control.
          17. While the restrictions set forth herein are considered by the parties to be reasonable in all circumstances, it is recognized that restrictions may fail for reasons unforeseen, and accordingly it is hereby agreed and declared that if any restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances, but would be valid if the geographical area or temporal extent were reduced in part, or the range of activities or area dealt with thereby reduced in scope, such restriction shall apply with such modification as may be necessary to make it valid and effective.
          18. Optionee acknowledges that Optionee’s obligations under this Option Agreement are reasonable in the context of the nature of the Employers’ businesses and that competitive injuries likely to be sustained by the Employers if Optionee violated such obligations. Optionee further acknowledges that this Option Agreement is made in consideration of, and is adequately supported by the stock option award, which Optionee acknowledges constitutes new and good, valuable and sufficient consideration.
          19. The failure of Employers to enforce any provision of this Option Agreement shall not be construed to be a waiver of such provision or of the right of the Employers thereafter to enforce each and every provision.

NCC STOCK OPTION AGREEMENT
Non-Incentive Stock Option 2004 LTCE Plan
          20. All provisions, terms, conditions, Sections, Subsections, agreements and covenants (“Provisions”) contained in this Option Agreement are severable and, in the event any one of them shall be held to be invalid, this Option Agreement shall be interpreted as if such Provision was not contained herein, and such determination shall not otherwise affect the validity of any other Provision.
          21. It is the Optionee’s responsibility to execute this Option Agreement (the “Executed Agreement”) and deliver the Executed Agreement to the Corporate Human Resources Department at the address listed on the Cover Sheet. If the Executed Agreement is not received by the Corporate Human Resources Department within 90 days after the Grant Date, the grant of the Option Rights covered by this Option Agreement will terminate and this Option Agreement will be null and void.
          22. Sections 8 through 10, 15 through 20, 23 and 24, as well as this Section, shall survive the termination of this Option Agreement.
          23. The Optionee agrees that any action, claim, counterclaim, cross claim, proceeding, or suit, whether at law or in equity, whether sounding in tort, contract, or otherwise, at any time arising under or in connection with this Option Agreement, the administration, enforcement, or negotiation of this Option Agreement, or the performance of any obligations in respect of this Option Agreement (each such action, claim, counterclaim, cross claim, proceeding, or suit, an “Action”) shall be brought exclusively in a federal court or state court located in the city of Cleveland, Ohio. Each of the parties hereby unconditionally submit to the jurisdiction of any such court with respect to each such Action and hereby waive any objection each of the parties may now or hereafter have to the venue of any such Action brought in any such court.
          24. This Option Agreement shall be construed in accordance with, and governed by the internal substantive laws of, the State of Ohio.